UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2025

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

345 Inverness Drive South, Building C, Suite 310 Englewood, CO 80112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	GEVO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.

Tax Credit Transfer Agreement with Stifel Financial Corp.

On October 30, 2025 (the “Stifel Agreement Effective Date”), Gevo Intermediate HoldCo, LLC (“Transferor”), a subsidiary of Gevo, Inc., entered into a Tax Credit Transfer Agreement (the “Stifel Agreement”) with Stifel Financial Corp. (“Stifel Transferee” and, together with Transferor, the “Parties” and, each, a “Party”), pursuant to which Transferor agreed to supply “Clean Fuel Production Credits” (“Credits”) to Stifel Transferee from the production of ethanol between January 31, 2025 and December 31, 2025 (the “Production Year”), by Transferor’s wholly owned subsidiary, Net-Zero Richardton, LLC (“NZ-R”). Under the Stifel Agreement, Transferor expects to deliver $20.0 million of Credits to Stifel Transferee between October 30, 2025 and February 20, 2026 upon satisfaction of certain conditions precedent on each transfer date, with $14.0 million of such Credits being transferred as of the Stifel Agreement Effective Date.

The Stifel Agreement provides Stifel Transferee with a right of first refusal to purchase up to $35 million of additional Credits related to the production of ethanol by NZ-R or the production of renewable natural gas (“RNG”) by Gevo’s RNG subsidiary during the 2026 calendar year at the same price and on substantially the same terms as those contained in the Stifel Agreement.

The Stifel Agreement became effective on the Stifel Agreement Effective Date and will continue in full force and effect unless terminated by any Party pursuant to the terms of the Stifel Agreement. The Parties may terminate the Stifel Agreement if certain customary events of default occur and are not cured within a certain time period. The Parties may also terminate the Stifel Agreement if there is a retroactive change in tax law that is reasonably likely to limit, restrict, reduce or disallow the transferred credits or the transfer thereof or creates a reasonable likelihood that the transferred credits will not be allowed or will be lost, disallowed or reduced. Upon the termination of the Stifel Agreement, Transferor shall refund to Stifel Transferee all amounts previously paid by Stifel Transferee to Transferor with respect to transferred Credits that Stifel Transferee is unable to claim as a result of such termination, plus interest (or in the case of a retroactive change in tax law, Transferor shall repay Stifel Transferee those amounts paid by Stifel Transferee to Transferor attributable to transferred credits that Transferor is unable to transfer or of that Stifel Transferee is unable to claim as a direct result of such change in tax law, plus interest).

The Stifel Agreement contains certain customary representations, warranties, covenants and confidentiality provisions, and also contains indemnification obligations by Transferor.

Tax Credit Transfer Agreement with Capital Community Bancorporation

On November 4, 2025 (the “CC Agreement Effective Date”), Transferor entered into a Tax Credit Transfer Agreement (the “CC Agreement”) with Capital Community Bancorporation (“CC Transferee”), pursuant to which Transferor agreed to supply Credits to CC Transferee from the production of ethanol during the Production Year by NZ-R. Under the CC Agreement, Transferor expects to deliver $10.0 million of Credits to CC Transferee between November 4, 2025 and February 28, 2026 upon satisfaction of certain conditions precedent on each transfer date, with $5.0 million of such Credits being transferred as of the CC Agreement Effective Date.

The CC Agreement became effective on the CC Agreement Effective Date and contains certain customary representations, warranties, covenants and confidentiality provisions, and also contains indemnification obligations by Transferor.

The foregoing descriptions of the terms of the Stifel Agreement and the CC Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the form of Tax Credit Transfer Agreement, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on July 7, 2025 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Dated: November 5, 2025	By:	/s/ E. Cabell Massey
E. Cabell Massey
Vice President, Legal and Corporate Secretary